Exhibit 99.1
For Immediate Release
August 4, 2010
GIBRALTAR REPORTS SECOND-QUARTER EPS OF $0.12
•	Second Quarter EPS Increases 71% From Prior Year

•	Net Debt Reduced and Liquidity Increases to $143 Million

•	Expects to Generate Profit in Third Quarter and Full Year
     BUFFALO, NEW YORK (August 4, 2010) — Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer and distributor of products for building markets, today reported its financial results for the three months and six months ended June 30, 2010.
     Sales from continuing operations in the second quarter of 2010 were $192 million, essentially unchanged from the second quarter of 2009. Income from continuing operations before special charges in the second quarter of 2010 increased to $4.1 million, or $0.13 per diluted share, an improvement from $2.2 million, or $0.07 per diluted share, for the second quarter of 2009. The increased profitability from the prior-year period was largely a result of a higher gross margin from improved operational efficiencies, along with lower interest costs and income taxes. After-tax special charges consisted of $0.3 million, or $0.01 per diluted share, of restructuring charges during the second quarter of 2010 and $0.1 million of restructuring charges during the prior year quarter. The effect of the restructuring charges above resulted in GAAP income from continuing operations of $3.8 million, or $0.12 per diluted share, for the second quarter of 2010 compared to $2.1 million, or $0.07 per diluted share, for the second quarter of 2009.
     “Our second-quarter results are further evidence that the strategic transformation of Gibraltar through our many steps to aggressively restructure our operations, improve operational efficiency, cut costs, and reduce working capital and debt has put us in a position where we can be profitable even at these historically low levels of business activity in our major markets and we are well positioned to expand our margins on any incremental sales,” said Brian Lipke, Gibraltar’s Chairman and Chief Executive Officer. “After experiencing improved order levels in March and April, we expected even stronger results in the second quarter. However, the expiration of the federal tax credit for first-time homebuyers, persistently high unemployment, and weakening consumer confidence lowered activity levels in May and June.”
     For the first six months of 2010, sales from continuing operations were $349 million, a decrease of 2% compared to the first half of 2009. The decrease was primarily due to a slow and uneven recovery in the residential building market and continued weakness in the non-residential building and industrial markets. In spite of lower sales in 2010, the Company generated a sharp increase in income from continuing operations before special charges to $2.6 million, or $0.09 per diluted share, compared to a loss of $3.6 million, or $0.12 per diluted share, in the first half of 2009. The improved results for the first six months of 2010 were a result of improved operating efficiencies, cost reductions, and better management of working capital. After-tax special charges amounted to $1.1 million, or $0.04 per diluted share, and $15.3 million, or $0.51 per diluted share, during the first six months of 2010 and 2009,
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Gibraltar Reports Second-Quarter EPS of $0.12
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respectively. These charges included intangible asset impairment and restructuring charges during both periods and accelerated interest expense of $0.9 million recognized during 2010. The effect of the special charges above resulted in GAAP income from continuing operations of $1.5 million, or $0.05 per diluted share, for the first half of 2010, compared to a loss of $18.9 million, or $0.63 per diluted share, for the first half of 2009.
     Cash generated from operating activities continued to be strong during the six months ended June 30, 2010. The Company generated free cash flow of $26.4 million during the first half of 2010 consisting of cash flow generated by operations of $30.8 million less capital expenditures of $4.4 million. As a result of cash generated from operations and proceeds from the divestiture of its Processed Metal Products business, the Company had no outstanding draws against its revolver and a debt-to-capitalization ratio of 29% as of June 30, 2010. With cash on hand of nearly $27 million, the Company’s liquidity increased to $143 million.
     “We have continued to strengthen our product leadership positions and gain share in targeted markets, both with existing customers and new accounts, in spite of historically low demand levels in our end markets. The building markets we serve are large and fragmented, with many of our customers looking to consolidate their supply base, and we have capitalized on numerous growth opportunities created by the turbulence of the last few years,” said Henning Kornbrekke, Gibraltar’s President and Chief Operating Officer.
     “Consistent with our strategy of growing through product leadership positions and share gains, we also are driving to be a global low-cost producer. We have continued to keep a tight rein on spending and we are finding additional ways to further reduce our expenses, aided by our multi-year investments in ERP systems. We have also continued to improve our working capital efficiency by accelerating inventory turns which, in turn, has helped us generate free cash flow at a solid rate of 8% of sales in the first half of 2010. Looking ahead, we continue to move through the strongest seasonal period of the year for our business and we expect to generate income from continuing operations before special charges in the third quarter and for the full year, in spite of uncertainty as to when the markets we serve will recover. We remain confident in the long-term fundamentals and our strategic positioning in the markets we serve,” said Mr. Kornbrekke.
     “During 2009 and in the first half of 2010, activity levels in the markets we serve — including residential and commercial building and industrial — were 45% of their peak four years earlier and only 52% of their average over the last 60 years, levels that we believe are unsustainably low over the long term. While market activity is at a low point, acquisitions continue to be an important part of our growth strategy and we continue to search for the right opportunities, targeting businesses and product lines that strengthen or expand our product leadership positions, further diversify our business mix, and improve our margins, earnings, and returns,” said Mr. Lipke.
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Gibraltar Reports Second-Quarter EPS of $0.12
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     As announced on February 1, 2010, Gibraltar completed its exit from the steel-processing business by selling the majority of the assets of its Processed Metal Products segment. The operating results of this business have been reclassified to discontinued operations in the financial results being reported.
     Gibraltar has scheduled a conference call to review its results for the second quarter of 2010 tomorrow, August 5, 2010, starting at 9:00 am EST. A link to the call can be accessed on Gibraltar’s Web site, at http://www.gibraltar1.com. The presentation slides that will be discussed during the call are expected to be available on Wednesday, August 4, by 6:00 p.m. ET. The slides may be downloaded from the Conference Calls page of the Investor Info section of the Gibraltar Web site: http://www.gibraltar1.com/investors/index.cfm?page=48. If you are not able to participate in the call, you may listen to a replay or review a copy of the prepared remarks via the link above. Both will be available on the Gibraltar Web site shortly following the call. The conference call replay link, presentation slides, and prepared remarks will remain on the Gibraltar Web site for one year.
     Gibraltar Industries serves customers in a variety of industries in all 50 states and throughout the world from facilities in the United States, Canada, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     To supplement Gibraltar’s consolidated financial statements presented on a GAAP basis, Gibraltar also presented certain non-GAAP financial data in this news release. Non-GAAP financial data excluded special charges consisting of intangible asset impairment charges, restructuring charges primarily associated with the closing and consolidation of our facilities, and interest expense costs recognized as a result of our interest rate swap becoming ineffective. These non-GAAP adjustments are shown in the non-GAAP reconciliation of results excluding special charges provided in the financial statements that accompany this news release. We believe that presentation of results excluding special charges provides meaningful supplemental data to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods as well as comparison with other companies. Special charges are excluded since they may not be considered directly related to our ongoing business operations. These non-GAAP measures should not be viewed as a substitute for our GAAP results, and may be different than non-GAAP measures used by other companies.
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Gibraltar Reports Second-Quarter EPS of $0.12
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     Information contained in this release, other than historical information, contains forward-looking statements and may be subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.
CONTACT: Kenneth P. Houseknecht, Investor Relations, at 716/826-6500, ext. 3229,
khouseknecht@gibraltar1.com.

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$191,771	$190,802	$349,299	$357,141
Cost of sales	152,705	152,852	280,818	300,589

Gross profit	39,066	37,950	68,481	56,552
Selling, general, and administrative expense	27,373	24,027	54,386	50,664
Intangible asset impairment (recovery)	—	—	(177)	25,501

Income (loss) from operations	11,693	13,923	14,272	(19,613)
Interest expense	(4,686)	(5,144)	(11,737)	(10,385)
Equity in partnership’s income and other income	60	126	131	107

Income (loss) before taxes	7,067	8,905	2,666	(29,891)
Provision for (benefit of) income taxes	3,279	6,804	1,194	(10,966)

Income (loss) from continuing operations	3,788	2,101	1,472	(18,925)
Discontinued operations:
Loss before taxes	(463)	(3,651)	(30,461)	(14,113)
Benefit of income taxes	(156)	(1,622)	(11,239)	(5,494)

Loss from discontinued operations	(307)	(2,029)	(19,222)	(8,619)

Net income (loss)	$3,481	$72	$(17,750)	$(27,544)

Net income (loss) per share — Basic:
Income (loss) from continuing operations	$0.13	$0.07	$0.05	$(0.63)
Loss from discontinued operations	(0.01)	(0.07)	(0.64)	(0.28)

Net income (loss)	$0.12	$0.00	$(0.59)	$(0.91)

Weighted average shares outstanding — Basic	30,297	30,142	30,279	30,108

Net income (loss) per share — Diluted:
Income (loss) from continuing operations	$0.12	$0.07	$0.05	$(0.63)
Loss from discontinued operations	(0.01)	(0.07)	(0.63)	(0.28)

Net income (loss)	$0.11	$0.00	$(0.58)	$(0.91)

Weighted average shares outstanding — Diluted	30,459	30,262	30,442	30,108

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$26,817	$23,596
Accounts receivable, net of reserve of $3,525 and $3,853 in 2010 and 2009, respectively	103,013	71,782
Inventories	94,846	86,296
Other current assets	17,691	25,513
Assets of discontinued operations	5,359	44,938

Total current assets	247,726	252,125

Property, plant, and equipment, net	168,420	174,704
Goodwill	391,660	392,704
Acquired intangibles	78,779	82,182
Investment in partnership	147	2,474
Other assets	17,098	17,811
Assets of discontinued operations	—	52,942

	$903,830	$974,942

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$74,477	$47,383
Accrued expenses	37,893	38,757
Current maturities of long-term debt	408	408
Liabilities of discontinued operations	4,853	22,468

Total current liabilities	117,631	109,016

Long-term debt	206,632	256,874
Deferred income taxes	52,255	51,818
Other non-current liabilities	18,906	16,791
Liabilities of discontinued operations	—	12,217
Shareholders’ equity:
Preferred stock, $0.01 par value; authorized: 10,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value; authorized 50,000,000 shares; 30,512,822 and 30,295,084 shares issued at June 30, 2010 and December 31, 2009, respectively	305	303
Additional paid-in capital	230,374	227,362
Retained earnings	286,232	303,982
Accumulated other comprehensive loss	(6,206)	(2,230)
Cost of 218,234 and 150,903 common shares held in treasury at June 30, 2010 and December 31, 2009, respectively	(2,299)	(1,191)

Total shareholders’ equity	508,406	528,226

	$903,830	$974,942

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash Flows from Operating Activities
Net loss	$(17,750)	$(27,544)
Loss from discontinued operations	(19,222)	(8,619)

Income (loss) from continuing operations	1,472	(18,925)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,341	13,045
Intangible asset impairment (recovery)	(177)	25,501
Provision for deferred income taxes	250	(10,749)
Equity in partnership’s income	(43)	(29)
Stock compensation expense	2,681	2,520
Non-cash charges to interest expense	3,146	1,045
Other non-cash adjustments	1,166	1,335
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(33,519)	(8,269)
Inventories	(6,965)	43,867
Other current assets and other assets	7,150	(7,757)
Accounts payable	26,950	5,509
Accrued expenses and other non-current liabilities	424	(2,518)

Net cash provided by operating activities of continuing operations	15,876	44,575
Net cash provided by operating activities of discontinued operations	14,916	20,565

Net cash provided by operating activities	30,792	65,140

Cash Flows from Investing Activities
Net proceeds from sale of business	29,164	—
Net proceeds from sale of property and equipment	91	222
Additional consideration for acquisitions	—	(354)
Purchase of investment in partnership	(750)	—
Purchases of property, plant, and equipment	(4,402)	(6,103)

Net cash provided by (used in) investing activities of continuing operations	24,103	(6,235)
Net cash used in investing activities of discontinued operations	(435)	(325)

Net cash provided by (used in) investing activities	23,668	(6,560)

Cash Flows from Financing Activities
Long-term debt payments	(58,959)	(81,449)
Proceeds from long-term debt	8,559	30,800
Purchase of treasury stock at market prices	(1,108)	(625)
Payment of deferred financing fees	(64)	—
Payment of dividends	—	(1,499)
Excess tax benefit from stock compensation	63	—
Net proceeds from issuance of common stock	270	—

Net cash used in financing activities	(51,239)	(52,773)

Net increase in cash and cash equivalents	3,221	5,807

Cash and cash equivalents at beginning of year	23,596	11,308

Cash and cash equivalents at end of period	$26,817	$17,115

GIBRALTAR INDUSTRIES, INC.
Non-GAAP Reconciliation of Results Excluding Special Charges
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30, 2010
	As Reported	Impairment	Results
	In GAAP	And Exit	Excluding
	Statements	Activity Costs	Special Charges
Net sales	$191,771	$—	$191,771
Cost of sales	152,705	(417)	152,288

Gross profit	39,066	417	39,483
Selling, general, and administrative expense	27,373	(83)	27,290

Income from operations	11,693	500	12,193
Operating margin	6.1%	0.3%	6.4%

Interest expense	(4,686)	—	(4,686)
Equity in partnership’s income and other income	60	—	60

Income before income taxes	7,067	500	7,567
Provision for income taxes	3,279	232	3,511

Income from continuing operations	$3,788	$268	$4,056

Income from continuing operations per share — diluted	$0.12	$0.01	$0.13

	Three Months Ended June 30, 2009
	As Reported	Impairment	Result
	In GAAP	And Exit	Excluding
	Statements	Activity Costs	Special Charges
Net sales	$190,802	$—	$190,802
Cost of sales	152,852	(376)	152,476

Gross profit	37,950	376	38,326
Selling, general, and administrative expense	24,027	—	24,027

Income from operations	13,923	376	14,299
Operating margin	7.3%	0.2%	7.5%

Interest expense	(5,144)	—	(5,144)
Equity in partnership’s income and other income	126	—	126

Income before income taxes	8,905	376	9,281
Provision for income taxes	6,804	286	7,090

Income from continuing operations	$2,101	$90	$2,191

Income from continuing operations per share — diluted	$0.07	$0.00	$0.07

GIBRALTAR INDUSTRIES, INC.
Non-GAAP Reconciliation of Results Excluding Special Charges
(unaudited)
(in thousands, except per share data)

	Six Months Ended June 30, 2010
	As	Intangible		Impairment	Results
	Reported	Asset	Ineffective	And Exit	Excluding
	In GAAP Statements	Impairment Recovery	Interest Rate Swap	Activity Costs	Special Charges
Net sales	$349,299	$—	$—	$—	$349,299
Cost of sales	280,818	—	—	(464)	280,354

Gross profit	68,481	—	—	464	68,945
Selling, general, and administrative expense	54,386	—	—	(164)	54,222
Intangible asset impairment recovery	(177)	177	—	—	—

Income from operations	14,272	(177)	—	628	14,723
Operating margin	4.1%	(0.1)%	0.0%	0.2%	4.2%

Interest expense	(11,737)	—	1,424	—	(10,313)
Equity in partnership’s income and other income	131	—	—	—	131

Income before income taxes	2,666	(177)	1,424	628	4,541
Provision for income taxes	1,194	(73)	520	285	1,926

Income from continuing operations	$1,472	$(104)	$904	$343	$2,615

Income from continuing operations per share — diluted	$0.05	$(0.00)	$0.03	$0.01	$0.09

	Six Months Ended June 30, 2009
	As			Impairment	Results
	Reported	Intangible	Ineffective	And Exit	Excluding
	In GAAP Statements	Asset Impairment	Interest Rate Swap	Activity Costs	Special Charges
Net sales	$357,141	$—	$—	$—	$357,141
Cost of sales	300,589	—	—	(580)	300,009

Gross profit	56,552	—	—	580	57,132
Selling, general, and administrative expense	50,664	—	—	(68)	50,596
Intangible asset impairment	25,501	(25,501)	—	—	—

(Loss) income from operations	(19,613)	25,501	—	648	6,536
Operating margin	(5.5)%	7.1%	0.0%	0.2%	1.8%

Interest expense	(10,385)	—	—	—	(10,385)
Equity in partnership’s income and other income	107	—	—	—	107

Loss before income taxes	(29,891)	25,501	—	648	(3,742)
Benefit of income taxes	(10,966)	10,416	—	411	(139)

Loss from continuing operations	$(18,925)	$15,085	$—	$237	$(3,603)

Loss from continuing operations per share — diluted	$(0.63)	$0.50	$0.00	$0.01	$(0.12)